Exhibit 3.2

CERTIFICATE OF RETIREMENT

OF

SERIES A PREFERRED STOCK

SERIES A-1 PREFERRED STOCK

SERIES B PREFERRED STOCK

SERIES C PREFERRED STOCK

AND

SERIES D PREFERRED STOCK

OF

SHOCKWAVE MEDICAL, INC.

Pursuant to Section 243(b)
of the General Corporation Law
of the State of Delaware

Shockwave Medical, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES as follows:

1.       All authorized and outstanding shares of Series A Preferred Stock, par value $0.001 per share, (the “Series A Preferred Stock”), Series A-1 Preferred Stock, par value $0.001 per share, (the “Series A-1 Preferred Stock”), Series B Preferred Stock, par value $0.001 per share, (the “Series B Preferred Stock”), Series C Preferred Stock, par value $0.001 per share, (the “Series C Preferred Stock”) and Series D Preferred Stock, par value $0.001 per share, (the “Series D Preferred Stock” and, together with the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, the “Designated Preferred Stock”) of the Corporation have been converted into shares of Common Stock, par value $0.001 per share, of the Corporation (“Common Stock”).

2.       The Board of Directors of the Corporation has adopted resolutions retiring all previously outstanding shares of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock immediately upon their conversion into shares of Common Stock.

3.       The Certificate of Incorporation of the Corporation provides that any shares of Designated Preferred Stock converted into Common Stock shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue and shall not be reissued by the Corporation.

4.       Accordingly, pursuant to the provisions of Section 243(b) of the General Corporation Law of the State of Delaware, upon the effective date of the filing of this Certificate of Retirement, the Certificate of Incorporation of the Corporation shall be amended so as to (I) reduce the total authorized number of shares of the capital stock of the Corporation by 18,670,259 shares, such that the total number of authorized shares of the Corporation shall be 286,274,838, such shares consisting of (a) 281,274,838 shares of Common Stock, par value $0.001 per share and (b) 5,000,000 shares of Preferred Stock, par value $0.001 per share, all of which are Undesignated Preferred Stock and (II) eliminate from the Certificate of Incorporation of the Corporation all references to the Designated Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be signed by its duly authorized officer, this 11th day of March, 2019.

/s/ Douglas Godshall
Douglas Godshall Chief Executive Officer and President